Exhibit 99.1

Kaiser Aluminum Corporation Reports

Second Quarter 2024 Financial Results

Second Quarter 2024 Highlights:

o
Net Sales $773 Million; Conversion Revenue $369 Million
o
Net Income $3 Million; Net Income per Diluted Share $0.19
o
Adjusted Net Income $11 Million; Adjusted Net Income per Diluted Share $0.65
o
Adjusted EBITDA $54 Million; Adjusted EBITDA Margin 14.5%

FRANKLIN, Tenn., July 24, 2024 - Kaiser Aluminum Corporation (NASDAQ:KALU), a leading producer of semi-fabricated specialty aluminum products serving customers worldwide with highly-engineered solutions for aerospace and high-strength, packaging, general engineering, automotive extrusions, and other industrial applications, today announced second quarter 2024 results.

Management Commentary

"Our business continued to perform well during the second quarter as demand met or exceeded our expectations," said Keith A. Harvey, President and Chief Executive Officer. "Importantly, aerospace/high strength demand remained steady at strong levels, illustrating the benefits of our diversified product mix. Our net income of $3 million and adjusted EBITDA of $54 million reflected the impact of a $9 million unfavorable non-cash LIFO charge related to significant inventory reductions we made during the quarter, consistent with our focus on managing working capital."

Mr. Harvey continued, "While we expect 2024 demand to remain at healthy levels, we are revising our financial outlook based on the reduction in commercial jet build rates and as a result of the extended outage at our Warrick facility during the second quarter. Our focus remains on executing our growth strategy through strategic investments in the business, stabilizing operations, improving efficiencies across our facilities and reducing overall costs."

Second Quarter 2024 Consolidated Results
(Unaudited)*

(In millions of dollars, except shipments, realized price and per share amounts)

	Quarter Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Shipments (millions of lbs.)	297	314	588	613

Net sales	$773	$814	$1,511	$1,622
Less: Hedged cost of alloyed metal[1]	(405)	(436)	(775)	(874)
Conversion revenue	$369	$379	$736	$748

Realized price per pound ($/lb.)
Net sales	$2.61	$2.59	$2.57	$2.64
Less: Hedged cost of alloyed metal	(1.37)	(1.38)	(1.32)	(1.42)
Conversion revenue	$1.24	$1.21	$1.25	$1.22

As reported
Operating income	$16	$36	$48	$55
Net income	$3	$18	$28	$34
Net income per share, diluted[2]	$0.19	$1.14	$1.69	$2.12

Adjusted[3]
Operating income	$25	$37	$58	$58
EBITDA[4]	$54	$64	$116	$110
EBITDA margin[5]	14.5%	16.8%	15.8%	14.8%
Net income	$11	$20	$27	$27
EPS, diluted[2]	$0.65	$1.26	$1.67	$1.68

1.
Hedged cost of alloyed metal for the quarters ended June 30, 2024 and June 30, 2023 included $408.0 million and $428.8 million respectively, reflecting the cost of aluminum at the average Midwest Transaction Price and the cost of alloys used in the production process, as well as metal price exposure on shipments that the Company hedged with realized gains upon settlement of $3.5 million and realized losses upon settlement of $6.8 million for the quarters ended June 30, 2024 and June 30, 2023, respectively, all of which were included within both Net sales and Cost of products sold, excluding depreciation and amortization in the Company’s Statements of Consolidated Income. Hedged cost of alloyed metal for the six months ended June 30, 2024 and June 30, 2023 included $775.1 million and $865.6 million, respectively, reflecting the cost of aluminum at the average Midwest Transaction Price and the cost of alloys used in the production process, as well as metal price exposure on shipments that the Company hedged with realized losses upon settlement of $8.3 million in the six months ended June 30, 2023, all of which were included within both Net sales and Cost of products sold, excluding depreciation and amortization in the Company’s Statements of Consolidated Income. There were no gains or losses upon settlement of hedges for metal price exposure on shipments for the six months ended June 30, 2024.
2.
Diluted shares for EPS are calculated using the two-class method for the quarter and six months ended June 30, 2024 and the treasury stock method for the quarter and six months ended June 30, 2023.
3.
Adjusted numbers exclude non-run-rate items. For all Adjusted numbers and EBITDA refer to Reconciliation of Non-GAAP Measures.
4.
Adjusted EBITDA = Consolidated operating income, excluding operating non-run-rate items, plus Depreciation and amortization.
5.
Adjusted EBITDA margin = Adjusted EBITDA as a percent of Conversion Revenue.

 Please refer to GAAP financial statements.

Totals may not sum due to rounding.

Second Quarter 2024 Financial Highlights

Net sales for the second quarter 2024 decreased to $773 million compared to $814 million in the prior year period, driven primarily by a 6% reduction in shipments.

Conversion revenue for the second quarter 2024 was $369 million, reflecting a 3% decrease compared to the prior year period.

•
Net sales for aerospace/high strength applications were $226 million, and conversion revenue was $133 million, reflecting a 2% increase driven primarily by an improved mix of the Company's diverse product offering. This was partially offset by a 3% decrease in shipments over the prior year quarter.
•
Net sales for packaging applications were $312 million, and conversion revenue was $119 million, reflecting an 11% decrease over the prior year quarter due mainly to an 11% reduction in shipments primarily as a result of an unplanned outage at the Warrick facility during the second quarter of 2024.
•
Net sales for general engineering applications were $163 million, and conversion revenue was $83 million, reflecting a modest year-over-year increase due to a 6% increase in shipments as demand remained relatively stable during the quarter.
•
Net sales for automotive extrusions were $70 million, and conversion revenue was $33 million, reflecting a 9% increase driven by a modest increase in shipments on improved pricing over the prior year quarter.

Reported net income for the second quarter 2024 was $3 million, or $0.19 income per diluted share, compared to net income and income per diluted share of $18 million and $1.14, respectively, in the prior year period. Excluding the impact of pre-tax, non-run-rate items of $10 million, adjusted net income was $11 million for the second quarter 2024, compared to adjusted net income of $20 million in the prior year period. Adjusted net income per diluted share was $0.65 for the second quarter 2024, compared to adjusted net income per diluted share of $1.26 for the second quarter 2023.

Adjusted EBITDA of $54 million in the second quarter 2024 decreased $10 million compared to the prior year period. Adjusted EBITDA as a percentage of conversion revenue was 14.5% in the second quarter 2024 compared to 16.8% in the prior year period.

Cash Flow and Liquidity

Adjusted EBITDA of $116 million reported in the first half of 2024 and cash on hand funded $28 million of working capital, $74 million of capital investments, $21 million of interest payments and $25 million of cash returned to stockholders through quarterly dividends.

As of June 30, 2024, the Company had cash and cash equivalents of $70 million and borrowing availability under the Company's revolving credit facility of $548 million, providing total liquidity of $618 million. There were no outstanding borrowings under the revolving credit facility as of June 30, 2024.

On July 15, 2024, the Company announced the declaration of a quarterly cash dividend of $0.77 per share, which will be paid on August 15, 2024 to stockholders of record as of the close of business on July 25, 2024.

2024 Outlook

The Company expects demand across its end markets in 2024 to remain relatively consistent with 2023 with the potential for a modest upside. In aerospace/high strength applications, the Company remains cautious on its near-term outlook for the commercial aerospace market due to lower than expected 2024 build rates resulting in reduced anticipated shipments and conversion revenue year-over-year. In the packaging market, shipments are expected to improve from current levels, which were negatively impacted due to various outages during the first half of 2024. In the general engineering and automotive extrusions markets, typical seasonality and summer shutdowns, respectively, in the second half of the year are expected to result in a slight headwind to shipments.

Accordingly, for the full year 2024, the Company expects conversion revenue to be flat to up 1% and adjusted EBITDA margins to improve 50 to 100 basis points over 2023 as it implements cost reduction measures in its operations, increases manufacturing efficiencies and executes its strategic growth initiatives.

Conference Call

Kaiser Aluminum Corporation will host a conference call on Thursday, July 25, 2024, at 10:00 am (Eastern Time); 9:00 am (Central Time); 7:00 am (Pacific Time), to discuss its second quarter 2024 results. To participate, the conference call can be directly accessed from the U.S. and Canada at (877) 423-9813 and accessed internationally at (201) 689-8573. The conference call ID number is 13747332. A link to the simultaneous webcast can be accessed on the Company’s website at https://investors.kaiseraluminum.com. A copy of a presentation will be available for download prior to the call and an audio archive will be available on the Company’s website following the call.

Company Description

Kaiser Aluminum Corporation, headquartered in Franklin, Tenn., is a leading producer of semi-fabricated specialty aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, packaging, general engineering, automotive extrusions, and other industrial applications. The Company’s North American facilities produce value-added plate, sheet, coil, extrusions, rod, bar, tube, and wire products, adhering to traditions of quality, innovation, and service that have been key components of the culture since the Company was founded in 1946. The Company’s stock is included in the Russell 2000® index and the S&P Small Cap 600® index.

Available Information

For more information, please visit the Company’s website at www.kaiseraluminum.com. The website includes a section for investor relations under which the Company provides notifications of news or announcements regarding its financial performance, including Securities and Exchange Commission (SEC) filings, investor events, and earnings and other press releases. In addition, all Company filings submitted to the SEC are available through a link to the section of the SEC’s website at www.sec.gov, which includes: Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Proxy Statements for the Company’s annual stockholders’ meetings, and other information statements as filed with the SEC. In addition, the Company provides a webcast of its quarterly earnings calls and certain events in which management participates or hosts with members of the investment community.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets, or statements of cash flow of the Company. Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of non-GAAP financial measures to the most directly comparable financial measure in the accompanying tables.

The non-GAAP financial measures used within this earnings release are conversion revenue, adjusted operating income, adjusted EBITDA, adjusted net income, and adjusted earnings per diluted share which exclude non-run-rate items and ratios related thereto. As more fully described in these reports, “non-run-rate” items are items that, while they may occur from period to period, are particularly material to results, impact costs primarily as a result of external market factors and may not occur in future periods if the same level of underlying performance were to occur. These measures are presented because management uses this information to monitor and evaluate financial results and trends and believes this information to also be useful for investors. Reconciliations of certain forward looking non-GAAP financial measures to comparable GAAP measures are not provided because certain items required for such reconciliations are outside of the Company's control and/or cannot be reasonably predicted or provided without unreasonable effort.

Forward-Looking Statements

This press release contains statements based on management’s current expectations, estimates and projections that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of the Company to be materially different from those expressed or implied. These factors include: (a) the effectiveness of management's strategies and decisions, including strategic investments, capital spending strategies, cost reduction initiatives, sourcing strategies, process and countermeasures implemented to address operational and supply chain challenges, and the execution of those strategies; (b) general economic and business conditions, including the impact of geopolitical factors and governmental and other actions taken in response, cyclicality, reshoring, labor challenges, supply interruptions, customer operation disruptions, and other conditions that impact demand drivers in the aerospace/high strength, packaging, general engineering, automotive extrusions and other end markets we serve; (c) the Company’s ability to participate in mature and anticipated new automotive programs expected to launch in the future and successfully launch new automotive programs; (d) changes or shifts in defense spending due to competing national priorities; (e) pricing, market conditions and the Company’s ability to effectively execute its commercial and labor strategies, pass through cost increases, including the institution of surcharges, and flex costs in response to inflation, volatile commodity costs and changing economic conditions; (f) developments in technology; (g) the impact of the Company's future earnings, cash flows, financial condition, capital requirements and other factors on its financial strength and flexibility; (h) new or modified statutory or regulatory requirements; (i) the successful integration of the acquired operations and technologies; (j) stakeholders’, including regulators’, views regarding the Company's sustainability goals and initiatives and the impact of factors outside of the Company's control on such goals and initiatives; and (k) other risk factors summarized in the Company's reports filed with the Securities and Exchange Commission including the Company's Form 10-K for the year ended December 31, 2023. All information in this release is as of the date of the release. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Investor Relations and Public Relations Contact:
Addo Investor Relations
Investors@KaiserAluminum.com
(949) 614-1769

Kaiser Aluminum Corporation and Subsidiary Companies

Statements of Consolidated Income (Unaudited)1

(In millions of dollars, except share and per share amounts)

	Quarter Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net sales	$773.4	$814.1	$1,510.9	$1,621.7
Costs and expenses:
Cost of products sold, excluding depreciation and amortization	690.5	718.4	1,333.4	1,449.5
Depreciation and amortization	29.0	26.4	57.8	52.7
Selling, general, administrative, research and development	31.6	32.2	64.2	61.9
Restructuring costs	6.8	1.2	6.9	2.6
Other operating charges, net	—	—	0.4	—
Total costs and expenses	757.9	778.2	1,462.7	1,566.7
Operating income	15.5	35.9	48.2	55.0
Other (expense) income:
Interest expense	(11.1)	(12.1)	(22.6)	(24.0)
Other (expense) income, net	(0.5)	(2.5)	10.4	11.1
Income before income taxes	3.9	21.3	36.0	42.1
Income tax provision	(0.8)	(3.0)	(8.3)	(7.9)
Net income	$3.1	$18.3	$27.7	$34.2
Net income per common share:
Basic	$0.19	$1.14	$1.72	$2.14
Diluted[2]	$0.19	$1.14	$1.69	$2.12
Weighted-average number of common shares outstanding (in thousands):
Basic	16,072	15,974	16,050	15,957
Diluted[2]	16,398	16,083	16,321	16,090

1.
Please refer to the Company's Form 10-Q for the quarter ended June 30, 2024 for detail regarding the items in the table.
2.
Diluted shares for EPS are calculated using the two-class method for the quarter and six months ended June 30, 2024 and the treasury stock method for the quarter and six months ended June 30, 2023.

Kaiser Aluminum Corporation and Subsidiary Companies

Consolidated Balance Sheets (Unaudited)1

(In millions of dollars, except share and per share amounts)

	As of June 30, 2024	As of December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$70.4	$82.4
Receivables:
Trade receivables, net	370.1	325.2
Other	13.4	12.4
Contract assets	63.7	58.5
Inventories	446.9	477.2
Prepaid expenses and other current assets	46.0	34.5
Total current assets	1,010.5	990.2
Property, plant and equipment, net	1,084.6	1,052.1
Operating lease assets	29.1	32.6
Deferred tax assets, net	6.0	6.0
Intangible assets, net	47.7	50.0
Goodwill	18.8	18.8
Other assets	119.0	117.7
Total assets	$2,315.7	$2,267.4
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$281.8	$252.7
Accrued salaries, wages and related expenses	48.9	53.0
Other accrued liabilities	65.7	64.3
Total current liabilities	396.4	370.0
Long-term portion of operating lease liabilities	26.3	29.2
Pension and other postretirement benefits	77.6	76.8
Net liabilities of Salaried VEBA	3.8	3.8
Deferred tax liabilities	20.6	13.9
Long-term liabilities	88.3	81.7
Long-term debt, net	1,040.7	1,039.8
Total liabilities	1,653.7	1,615.2
Commitments and contingencies
Stockholders' equity:
Preferred stock, 5,000,000 shares authorized at both June 30, 2024 and December 31, 2023; no shares were issued and outstanding at June 30, 2024 and December 31, 2023	—	—
Common stock, par value $0.01, 90,000,000 shares authorized at both June 30, 2024 and December 31, 2023; 22,922,398 shares issued and 16,087,112 shares outstanding at June 30, 2024; 22,851,077 shares issued and 16,015,791 shares outstanding at December 31, 2023	0.2	0.2
Additional paid in capital	1,111.0	1,104.7
Retained earnings	12.5	10.1
Treasury stock, at cost, 6,835,286 shares at both June 30, 2024 and December 31, 2023	(475.9)	(475.9)
Accumulated other comprehensive income	14.2	13.1
Total stockholders' equity	662.0	652.2
Total liabilities and stockholders' equity	$2,315.7	$2,267.4

1.
Please refer to the Company's Form 10-Q for the quarter ended June 30, 2024 for detail regarding the items in the table.

Reconciliation of Non-GAAP Measures - Consolidated

(Unaudited)

(In millions of dollars, except per share amounts)

	Quarter Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
GAAP net income	$3.1	$18.3	$27.7	$34.2
Interest expense	11.1	12.1	22.6	24.0
Other expense (income), net	0.5	2.5	(10.4)	(11.1)
Income tax provision	0.8	3.0	8.3	7.9
GAAP operating income	15.5	35.9	48.2	55.0
Mark-to-market loss[1]	2.2	0.2	2.2	0.1
Restructuring costs	6.8	1.2	6.9	2.6
Non-cash asset impairment charge	—	—	0.4	—
Other operating NRR loss[2,3]	—	—	0.4	—
Operating income, excluding operating NRR items	24.5	37.3	58.1	57.7
Depreciation and amortization	29.0	26.4	57.8	52.7
Adjusted EBITDA[4]	$53.5	$63.7	$115.9	$110.4

GAAP net income	$3.1	$18.3	$27.7	$34.2
Operating NRR items	9.0	1.4	9.9	2.7
Non-operating NRR items[5]	0.7	1.4	$(10.5)	(11.7)
Tax impact of above NRR items	(2.2)	(0.8)	$0.1	1.9
Adjusted net income	$10.6	$20.3	$27.2	$27.1

Net income per share, diluted[6]	$0.19	$1.14	$1.69	$2.12
Adjusted earnings per diluted share[6]	$0.65	$1.26	$1.67	$1.68

1.
Mark-to-market loss on derivative instruments includes the loss on non-designated commodity hedges. Adjusted EBITDA reflects the impact realized upon settlement.
2.
NRR is an abbreviation for non-run-rate; NRR items are pre-tax.
3.
Other operating NRR items primarily represent the impact of adjustments to legacy environmental accruals.
4.
Adjusted EBITDA = Consolidated operating income, excluding operating NRR items, plus Depreciation and amortization.
5.
Non-operating NRR items represent the impact of non-cash net periodic benefit cost related to the Salaried VEBA excluding service cost, gains recorded from the sale of land, and gains recorded from business interruption insurance recoveries.
6.
Diluted shares for EPS are calculated using the two-class method for the quarter and six months ended June 30, 2024 and the treasury stock method for the quarter and six months ended June 30, 2023.

Totals may not sum due to rounding.

Summary of Cash Flows - Consolidated

(Unaudited)

(In millions of dollars)

	Six Months Ended June 30,
	2024	2023
Total cash provided by (used in):
Operating activities	$89.6	$47.8
Investing activities	$(73.6)	$(67.7)
Financing activities	$(28.0)	$(13.0)